EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Second Amended and Restated 2005 Stock Option Plan of Ascent Solar Technologies, Inc. of our report dated March 13, 2008, relating to our audits of the financial statements for the years ended December 31, 2007 and 2006 and the period from inception (October 18, 2005) through December 31, 2007, which appears in the Annual Report on Form 10-K of Ascent Solar Technologies, Inc. for the year ended December 31, 2007.

/s/ HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP

Denver, Colorado
July 29, 2008